Exhibit 99.1

FOR RELEASE

CONTACTS:

Lynn Schroeder	Randy Bresee	Kristyn Hutzell
Investor Relations	CFO	The Global Consulting Group
Tel: 831-427-7399	Tel: 831-427-7261	Tel: 925-946-9392
lynnsc@tarantella.com	randy@tarantella.com	Kristin.Hutzell@tfn.com

Tarantella, Inc. Announces Closure of New Moon Systems Acquisition Santa Cruz, CA., June 6, 2003—Tarantella, Inc., (Nasdaq: TTLDC), a leading supplier of secure application access software, today announced that its acquisition of New Moon Systems has been finalized.

New Moon System’s Canaveral iQ products intelligently extend the capabilities of Microsoft’s Windows Terminal Services and will expand the current Tarantella product line and market reach. The combined company will offer the broadest range of secure and scaleable products for remote application access in the market and will address the needs of customers ranging from small companies to large enterprises and governmental agencies worldwide.

Tarantella will remain headquartered in Santa Cruz, CA with development sites in the UK, India and CA. Further details of the transaction may be found at http://www.tarantella.com/investor/info/releases/31.html.

For Tarantella Investors

This press release contains forward-looking statements, including statements relating to the Company’s ability to expand its market and product line and integrate the acquired company, which are based on current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in these forward-looking statements. Factors that may contribute to such a difference include, but are not limited to, changes in customer and employee perception of the Company, timely availability of products, the impact of competitive products, uncertainty in domestic and international economies and markets, risks of dependence upon strategic partners, impact and success of industry partnerships, as well as general market conditions including the Company’s ability to compete in the highly competitive and rapidly changing marketplace, and other risks detailed from time to time in the Company’s SEC filings, including forms 10-Q and 10-K. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella is a leading provider of secure, application access software that enables organizations to access information and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information.

Using Tarantella’s software, customers realize the benefits of secure corporate data, maximized return on existing IT assets and improved productivity. The Company markets its flagship product, Tarantella Enterprise 3, through key industry partnerships including Sun Microsystems™, a direct sales force and a worldwide network of consultants and resellers.

For more information, please visit http://www.tarantella.com.

About New Moon Systems

Founded in 1995, New Moon Systems is a software company that enables enterprises and service providers to centrally deliver and manage their software assets across hundreds and thousands of user desktops. The New Moon Canaveral iQ application management platform is used to intelligently deploy and manage Windows applications across private and public networks. The company is located in San Jose, CA. Please visit http://www.newmoon.com.

NOTE: Tarantella, Tarantella Enterprise 3, and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. Java and all Java-based marks are trademarks or registered trademarks of Sun Microsystems, Inc. in the U.S. and other countries.

New Moon Systems, Canaveral iQ are trademarks of New Moon Systems, Inc. Microsoft is a registered trademark of Microsoft Corporation. ICA, MetaFrame and Citrix are trademarks of Citrix Systems.

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